CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated as of February 20th, 2015 (the “Effective Date”) is made by and between Michigan Green Technologies LLC with address 31355 W. 13 Mile Rd., Ste.200, Farmington Hills, MI 48334 ("MGT", an affiliate or subsidiary of Cannabis Science); Cannabis Science, Inc. with address 6946 North Academy Boulevard, Suite B #254, Colorado Springs, CO 80918, (the “Company” or "Cannabis Science") and Alexander P. Haig, (the “Consultant”) with address. Each of the Company, MGT, and the Consultant may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Cannabis Science takes advantage of its unique understanding of metabolic processes to provide novel treatment approaches to a number of illnesses for which current treatments and understanding remain unsatisfactory. Cannabinoids have an extensive history dating back thousands of years, and currently, there are a growing number of peer-reviewed scientific publications that document the underlying biochemical pathways that cannabinoids modulate. The Company works with leading experts in drug development, medicinal characterization, and clinical research to develop, produce, and commercialize novel therapeutic approaches for the treatment for critical ailments, illness and disease.

WHEREAS, MGT is a business portfolio company that is best positioned to take advantage of the high growing, quickly expanding health and technology markets. MGT is a boutique firm with a specialty niche in Cannabis and Hemp programs.

WHEREAS, the Company desires to engage the Consultant, and the Consultant wishes to enter into such Consulting relationship (“Consulting”), on the terms and conditions set forth in this Agreement; and

WHEREAS, each Party is duly authorized and capable of entering into the  Agreement.

 NOW, THEREFORE, in consideration of the mutual acts and promises, covenants, agreements, representations, and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.

CONSULTING.

The Company hereby engages the Consultant, and the Consultant hereby accepts this Consulting subject to the terms and conditions of this Agreement. The Consultant agrees and understands that he is an independent contractor and not an employee and nothing herein shall be interpreted to mean that the Consultant is anything other than a Consultant.  The Consulting may be terminated by either Party at any time pursuant to Section 12 hereof.

2.

TERM.

The term of this Agreement shall begin on February 20, 2015 and end on February 15th 2017.  Within 90 days of the end of the Agreement, a request to extend or renew or terminate may be submitted by the Consultant, and such an extension and its terms shall be determined by mutual agreement of the Parties. The Agreement shall continue through the term of this Agreement unless earlier terminated by either Party in accordance with the provisions of Section 12 of this Agreement or by law.

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3.

COMPENSATION.

Subject to the terms and conditions of this Agreement, the Consultant shall be compensated for his services as follows:

(a)

Non-Salary Benefits. The Consultant shall be paid Three Hundred Thousand (300,000) Rule 144 restricted Cannabis Science common shares being fully earned and paid upon execution of this Agreement.

(b)

Performance Bonus. The Company and/or MGT may at their sole discretion create a bonus program, which would allow the Consultant to participate in a cash or stock bonus program based on performance.

(c)

Stock Options. The Company and/or MGT may at their sole discretion create a stock option plan, which would allow the Consultant to participate in an annual stock option program based on performance.

(d)

Other Benefits. The Company and/or MGT may at their sole discretion create and grant other benefits that would allow the Consultant to participate in other benefits.

4.

 RESPONSIBILITIES AND DUTIES.

 The Consultant’s responsibilities shall include (but shall not be limited to) the following:

Acting as a representative of Cannabis Science and MGT on a ‘best efforts basis’ in taking actions that include but are not limited the following:

- advising the Cannabis Science and/or MGT on business matters

- assisting with outreach

- assisting with any crisis management solutions

- engaging in strategic planning

- assisting with government relations, lobbying and public relations

- creating and being included in press releases, and other requested documents and presentations

(together, the “Services”).

From time to time, the Company may reasonably revise the nature of the Consultant’s Services. The Consultant will promptly and faithfully comply with all reasonable instructions, directions, requests, rules, and regulations made or issued by the Company, and the Consultant will perform the Services conscientiously and in a timely manner in and to the best of the Consultant’s abilities at all times, when and wherever required or desired by the Company and pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

5.

OTHER CONSULTING.

The Consultant shall devote a reasonable portion of his time and attention to the Company’s business and interest. During the Consulting Period, the Consultant shall not engage, directly or indirectly, in any other business activity which conflicts with the interests of Michigan Green Technologies and/or Cannabis Science, regardless of whether it is pursued for gain or profit; provided, however, nothing contained in this Section 5 shall be deemed to prevent or to limit the right of the Consultant to invest his money in real estate or in other companies, if such investment does not oblige the Consultant to assist in the operation of the affairs of such companies.

6.

 INTELLECTUAL PROPERTY.

All intellectual property rights and any other rights (including, without limitation, all copyright) which the Consultant may have in and to any work, materials, or other results and proceeds of the Services hereunder shall vest irrevocably and exclusively with the Company and are otherwise hereby assigned to the Company as and when created.  The Consultant hereby waives any moral rights of authors or similar rights the Consultant may have in or to the results and proceeds of the Consulting Services hereunder.

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7.

EXPENSES.

The Company shall reimburse the Consultant for preapproved business expenses actually and properly incurred by the Consultant in connection with his duties under this Agreement in accordance with the Company’s normal policies. The reimbursement of such expenses shall be subject to the Consultant’s provision within 30 days to the Company of receipts, statements, and vouchers to the Company’s satisfaction.

8.

CONFIDENTIALITY.

During and after the Consulting Period, except as permitted by the Company and MGT or required by law, the Consultant shall not divulge or appropriate to his/her own use or to the use of others any secret or confidential information or knowledge pertaining to or otherwise affecting the Company or MGT’s business including but not limited to any of its customer lists, products, services, costs, profits, markets, sales, trade secrets, or other information not readily available to the public without regard to whether any of the above will be deemed confidential, material, or important. The Parties stipulate that, as between them, such matters are important, material, and confidential and affect the effective and successful conduct of the Company or MGT’s business, and the Company or MGT’s good will, and that any breach of the terms of this Section 8 shall be deemed a material breach of this Agreement.

9.

NON-SOLICITATION.

During the Consulting Period and for a period of two years thereafter, the Consultant shall not:

(a)

canvass or solicit the business of (or procure or assist in the canvassing or soliciting of) any client, customer, or Consultant of the Company/MGT who is known to the Consultant as a result of his association with the Company/MGT during the Consulting Period for the purposes of competing with the Company/MGT;

(b)

accept (or procure or assist the acceptance of) any business from any client, customer, or Consultant of the Company/MGT known to the Consultant as a result of his association with the Company/MGT during the Consulting Period for the purposes of competing with the Company/MGT; provided, however, that the Company and/or MGT may consent to such competition in writing; or

(c)

otherwise contact, approach, or solicit (or procure or assist in the contacting, approaching, or soliciting of) any entity known to the Consultant through his/her association with the Company/MGT before the Effective Date in such a way as may cause detriment to the Company/MGT.

10.

 NON-COMPETITION.

At the end of the Consulting Period, by expiration or termination, the Consultant shall not directly or indirectly engage, own, manage, control, operate, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Company or MGT for a period of two (2) years. If the Consultant actually breaches or threatens to breach the terms of this Section 10, the Company shall be entitled to a preliminary restraining order and injunction restraining the Consultant from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Company or MGT from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Consultant.

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11.

TERMINATION.

A Party may, at any time, with or without cause, terminate this Agreement by giving 90 days’ written notice to the other Parties.  If requested by the Company or MGT, the Consultant shall continue to render his/her services pursuant to this Agreement during this notice period.

12.

RETURN OF PROPERTY.

At the end of the Consulting Period or at any time on the Company or MGT’s request, the Consultant agrees to return to the Company or MGT, retaining no copies or notes, all documents relating to the Company or MGT’s business including, but not limited to, reports, abstracts, lists, correspondence, information, computer files, computer disks, and all other materials and all copies of such material, obtained by the Consultant during his Consulting with the Company and MGT.

13.

FURTHER ASSURANCES.

The Parties hereto shall cooperate and take such further action as may be reasonably requested by the other Party or Parties in order to carry out the terms and purposes of this Agreement and any other transactions contemplated herein.

14.

 ARBITRATION.

Any controversy or claim arising out of this Agreement, or the breach, termination, or invalidity of this Agreement shall be settled by arbitration in accordance with then-governing rules of Michigan.  The arbitrator(s) shall be bound by the Agreement and shall interpret the Agreement in accordance with the applicable laws of the United States and the internal laws of the state of Michigan. Any award, order, or judgment made pursuant to such arbitration shall be deemed final and shall be entered and enforced in any court of competent jurisdiction.

15.

NOTICE.

Any notice or other communication provided for herein or given hereunder to a Party hereto shall be in writing and shall be given in person, by overnight courier, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective Party at the following address:

If to the Company and/or MGT:

Cannabis Science Inc

6946 North Academy Boulevard, Suite B #254,Colorado Springs, CO 80918

Michigan Green Technologies
31355 W. 13 Mile Rd., Ste.200, Farmington Hills, MI 48334

If to the Consultant:

ALEXANDER P. HAIG

ADDRESS

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16.

SUCCESSORS AND ASSIGNS.

This Agreement shall apply to all work performed by the Consultant for the Company or MGT, including any of its past, present, or future affiliates or subsidiaries, and shall be binding on the Company or MGT’s assigns, executors, administrators, and other legal representatives. This Agreement shall inure to the benefit of the Company or MGT’s successors and assigns. The Consultant acknowledges that his/her services are distinctive and personal, and that [s]he therefore may not assign his/her rights or delegate his/her duties or obligations under this Agreement.

17.

NO IMPLIED WAIVER.

The failure of a Party to insist on strict performance of any covenant or obligation under this Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such Party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

18.

GOVERNING LAW.

This Agreement shall be governed by the laws of the state of Michigan.

19.

COUNTERPARTS/ELECTRONIC SIGNATURES.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature.

20.

SEVERABILITY.

(a)

Whenever possible, each provision of this Agreement, will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

(b)

If the restrictions against solicitation in Section 9 or against competition contained in Section 10 of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable because they extend for too long a period of time or over too great a geographical area, or because they are too expansive in any other respect, Sections 9 and 10 shall be interpreted to extend only over the maximum period of time for which they may be enforceable and to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

21.

ENTIRE AGREEMENT.

This Agreement constitutes the final, complete, and exclusive statement of the understanding of the Parties with respect to the subject matter hereof, and supersedes any and all other prior understandings, both written and oral, between the Parties. It may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

22.

HEADINGS.

Headings in this Agreement are for convenience only and shall not be used to construe meaning or intent.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY/MGT	Cannabis Science, Inc. By: /s/ Robert J. Kane Robert J. Kane Title: Chief Financial Officer, Director Michigan Green Technologies, LLC By: /s/ John Dalaly John Dalaly Title: Vice President
CONSULTANT	By: /s/ Alexander P. Haig: ALEXANDER P. HAIG

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